                                                                      Exhibit 11

                              ALTRIS SOFTWARE, INC.

             STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (Unaudited)
                      (In thousands except per share data)



                                                      For the three months        For the nine months
                                                      ended September 30,         ended September 30,
                                                      -------------------         -------------------
                                                     1996            1995        1996           1995
                                                     ----            ----        ----           ----

Net income per consolidated
    financial statements                            $  492          $  229      $2,044         $  881
                                                    ------          ------      ------         ------
Primary net income per share:
    Weighted average common shares                   9,420           7,029       8,967          6,946
    Common stock equivalents:
        Common stock options                           200             398         295            212
        Common stock warrants                            -              70           -             24
        Convertible preferred stock and
            convertible note                            31               -         152              -
                                                    ------          ------      ------         ------
Weighted average shares outstanding                  9,651           7,497       9,414          7,182
                                                    ------          ------      ------         ------
Fully diluted net income per share:
    Weighted average common shares                   9,420           7,029       8,967          6,946
    Common stock equivalents:
        Common stock options                           200             398         295            212
        Common stock warrants                            -              70           -             24
        Convertible preferred stock and
            convertible note                             31              -          152             -
                                                    ------          ------      ------         ------
Weighted average shares outstanding                   9,651          7,497        9,414         7,182
                                                    ------          ------      ------         ------
Net income per share:
    Primary                                         $   .05         $  .03      $   .22        $  .12
                                                    ------          ------      ------         ------
    Fully diluted                                   $   .05         $  .03      $   .22        $  .12
                                                    ------          ------      ------         ------


Note - All share data has been restated to reflect the 1-for-2 reverse stock split which was adopted by the shareholders on October 24, 1996.